SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2004

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

As announced at the time Mr. Robert P. May was elected to Charter Communications, Inc's ("Charter") Board of Directors in October 2004, Mr. May has switched from a Class B Director to a Class A/B Director, effective December 9, 2004. This will not affect the overall composition of Charter's Board of Directors. Please see Item 8.01 for further details.

ITEM 8.01. OTHER EVENTS.

Effective December 9, 2004, Robert P. May was elected to fill the vacant seat on the Board of Directors of Charter that is elected by the holders of Charter's Class A Common Stock and Class B Common Stock voting together as one class (the "Class A/B Director"). Mr. May has served as a Class B director on Charter's Board of Directors since October 21, 2004, and at the time of his election as a Class B director had agreed to become the Class A/B Director upon his election as such, resigning as a Class B Director. The election to Class A/B Director became effective as a result of the satisfaction of certain regulatory requirements, including the filing of an Information Statement with the Securities and Exchange Commission regarding Mr. May's election as a Class A/B Director and the mailing of such Information Statement to the holders of Charter's Class A Common Stock. Upon his election to Charter's Board of Directors in October 2004, Mr. May was appointed to the Strategic Planning Committee and will continue to serve on that committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTER COMMUNICATIONS, INC.,
Registrant

Dated: December 9, 2004

By: /s/ Paul E. Martin
Name: Paul E. Martin
Title: Interim Co-Chief Financial Officer,
Senior Vice President and Controller
(Co-Principal Financial Officer and Principal Accounting Officer)